Exhibit 10.10

CONVERSION AGREEMENT

This Conversion Agreement (“Agreement”) is entered into and made effective as of July 10, 2025 (the “Effective Date”), by and between:

OMNIQ Corp, a Delaware corporation, with its principal office located at 1865 West 2100 South, Salt Lake City, UT 84119 (the “Company”), and

Shai Lustgarten, an individual who holds the title of Chief Executive Officer (“Officer”) of the Company.

RECITALS

WHEREAS, the Company is in the process of eliminating as much of its debt as possible;

WHEREAS, the Company is indebted to Officer in the amount of $31,500 for unpaid salary and unreimbursed business expenses (the “Debt”); and

WHEREAS, Officer has agreed to convert the Debt into shares of the Company’s common stock, par value $$0.001 per share (the “Common Stock”), in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein, the parties agree as follows:

1. Conversion of Debt

1.1 Conversion Amount. The Company hereby agrees to convert the total amount of $31,500 of Debt owed to Officer into shares of its Common Stock.

1.2 Conversion Price. The conversion shall be at a price of $$0.07 per share (the “Conversion Price”) which reflects an approximate 15% premium to the current market price of the Company’s common stock, resulting in the issuance of 450,000 shares of Common Stock to Officer.

1.3 Issuance of Shares. Within 5 business days of the Effective Date, the Company shall issue to Officer a stock certificate (or book-entry notation) representing the shares of Common Stock to be issued pursuant to this Agreement.

2. Representations and Warranties

2.1 By Officer. Officer represents and warrants to the Company that:

●	(a) He is the sole legal and beneficial owner of the Debt;

●	(b) He has the full right, power, and authority to enter into and perform this Agreement;

●	(c) He is acquiring the Common Stock for investment purposes only and not with a view toward resale or distribution, unless pursuant to a valid registration or exemption under applicable securities laws.

●	(d) He recognizes that the Common Stock will bear a restrictive legend and shall not be available for resale unless it is registered in a registration statement under the Act or a valid exemption.

2.2 By Company. The Company represents and warrants to Officer that:

●	(a) The issuance of the Common Stock has been duly authorized by all necessary corporate action;

●	(b) The shares to be issued pursuant to this Agreement will be validly issued, fully paid, and non-assessable.

3. Miscellaneous

3.1 Entire Agreement. This Agreement contains the entire understanding of the parties and supersedes all prior discussions and agreements relating to the subject matter hereof.

3.2 Amendment. No modification or amendment of this Agreement shall be valid unless in writing and signed by both parties.

3.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of law provisions.

3.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument.

3.5 Tax Consequences. Officer acknowledges and agrees that the Company has made no representations regarding the tax consequences of the conversion and that Officer has had the opportunity to consult with his/her own tax advisor.

IN WITNESS WHEREOF, the parties have executed this Conversion Agreement as of the Effective Date.

OMNIQ CORP.

By:	/s/ Shai Lustgarten
Name:	Shai Lustgarten
Title:	Chief Executive Officer

Officer

By:	/s/ Shai Lustgarten
Name:	Shai Lustgarten